As filed with the Securities and Exchange Commission on February 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANC OF CALIFORNIA, INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 1100 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.)

2013 Omnibus Stock Incentive Plan

(Full title of the plan)

Craig M. Scheer, P.C.

Silver, Freedman, Taff & Tiernan LLP

(a limited liability partnership including professional corporations)

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	2,500,000 shares(1)	$10.77(2)	$26,925,000 (2)	$3,129

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Banc of California, Inc.
(2)	Calculated in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low sale prices per share of the common stock on the New York Stock Exchange on February 3, 2015 of $10.77.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register additional shares of the common stock, par value $.01 per share (the “Common Stock”), of Banc of California, Inc. (the “Company”), authorized for issuance under the Banc of California, Inc. 2013 Omnibus Stock Incentive Plan. The contents of the Company’s previously filed Registration Statement on Form S-8 (File No. 333-190286) relating to the Plan (the “Previously Filed Registration Statement”) are incorporated herein by reference, except for Items 3, 6 and 8 of Part II of the Previously Filed Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended on Form 10-K/A filed on August 18, 2014;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, as amended on Form 10-Q/A filed on August 18, 2014, June 30, 2014 and September 30, 2014;

(c)	the Company’s Current Reports on Form 8-K filed on January 3, 2014, February 10, 2014 (two amended filings), February 11, 2014, February 14, 2014, February 19, 2014, March 4, 2014 (two filings), March 7, 2014, April 15, 2014, April 23, 2014, April 25, 2014, May 12, 2014 (amended filing), May 14, 2014 (two filings), May 21, 2014 (two filings), June 2, 2014, June 13, 2014, August 18, 2014, August 19, 2014, August 20, 2014, September 2, 2014, October 23, 2014, October 30, 2014, November 13, 2014, November 21, 2014 and December 3, 2014; and

(d)	the description of the common stock, par value $.01 per share, of the Company contained in the Company’s Registration Statement on Form 8-A filed on May 23, 2014, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Investor Relations, Banc of California, Inc., 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, telephone number 855-361-2262.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 6. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

2

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law. Additionally, the Company has entered into indemnification agreements with certain officers and directors of the Company (each an “Indemnitee”). Among other things, the indemnification agreements generally require the Company to indemnify and hold an Indemnitee harmless to the maximum extent permitted by the Maryland General Corporation Law for liabilities arising out of the Indemnitee’s service to the Company or another entity for which the Indemnitee is or was serving at the request of the Company. The indemnification agreements further provide that, subject to the terms set forth therein, the Company will indemnify the applicable director and/or officer for any and all expenses that he or she becomes legally obligated to pay because of any claims made against or by the director and/or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, and whether formal or informal (including an action by or in the right of the Company), to which he or she is, was or at any time becomes a party or a participant, including as a witness or otherwise, or is threatened to be made a party or participant, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or other agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including a subsidiary of the Company. The indemnification agreements also require the Company to advance expenses prior to the final adjudication of any such proceeding and provide for certain presumptions and procedures applicable to a determination of a director and/or officer’s right to receive indemnification and advancement of expenses. The Company is also obligated to contribute to certain amounts incurred by the director and/or officer if the indemnification provided for under the indemnification agreements is not available for any reason.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 8. Exhibits.

See Exhibit Index.

3

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 5, 2015.

BANC OF CALIFORNIA, INC.

By:	/s/ Steven A. Sugarman
Steven A. Sugarman
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Banc of California, Inc., hereby severally and individually constitute and appoint Steven A. Sugarman and Ronald J. Nicolas, Jr., and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Steven A. Sugarman	/s/ Ronald J. Nicolas, Jr.
Steven A. Sugarman	Ronald J. Nicolas, Jr.
Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: February 5, 2015	Date: February 5, 2015

/s/ Nathan Duda	/s/ Halle Benett
Nathan Duda	Halle Benett
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	Director

Date: February 5, 2015	Date: February 5, 2015

/s/ Chad T. Brownstein	/s/ Eric L. Holoman
Chad T. Brownstein	Eric L. Holoman
Director	Director

Date: February 5, 2015	Date: February 5, 2015

/s/ Jeffrey Karish	/s/ Jonah Schnel
Jeffrey Karish	Jonah Schnel
Director	Director

Date: February 5, 2015	Date: February 5, 2015

/s/ Robert D. Sznewajs
Robert D. Sznewajs
Director

Date: February 5, 2015

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Articles of Incorporation of the Registrant (filed as an exhibit to the Registrant’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference)

4.2	Articles of Amendment to the Charter of the Registrant increasing the authorized capital stock of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on March 4, 2011 and incorporated herein by reference)

4.3	Articles supplementary to the Charter of the Registrant containing the terms of the Registrant’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on August 30, 2011 and incorporated herein by reference)

4.4	Articles supplementary to the Charter of the Registrant. containing the terms of the Registrant’s Class B Non-Voting Common Stock (filed as an exhibit to the Registrant’s Current Report on Form 8-K/A filed on November 16, 2010 and incorporated herein by reference)

4.5	Articles of Amendment to Articles Supplementary to the Charter of the Registrant containing the terms of the Registrant’s Class B Non-Voting Common Stock (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 12, 2011 and incorporated herein by reference)

4.6	Articles supplementary to the Charter of the Registrant containing the terms of the Registrant’s 8.00% Non-Cumulative Perpetual Preferred Stock, Series C (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on June 12, 2013 and incorporated herein by reference)

4.7	Articles supplementary to the Charter of the Registrant containing the terms of the Registrant’s Non-Cumulative Perpetual Preferred Stock, Series B (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 3, 2013 and incorporated herein by reference)

4.8	Articles of Amendment to the Charter of the Registrant changing the Registrant’s name (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 17, 2013 and incorporated herein by reference)

4.9	Articles of Amendment to the Charter of the Registrant increasing the authorized capital stock of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on November 22, 2013 and incorporated herein by reference)

4.10	Bylaws of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 30, 2014 and incorporated herein by reference)

5	Opinion of Silver, Freedman, Taff & Tiernan LLP

10.1	The Registrant’s 2013 Omnibus Stock Incentive Plan (the “2013 Omnibus Plan”) (included as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on June 11, 2013 and incorporated herein by reference).

10.2	Form of Incentive Stock Option Agreement under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Registration Statement on Form S-8 filed on July 31, 2013 and incorporated herein by reference)

10.3	Form of Non-Qualified Stock Option Agreement under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Registration Statement on Form S-8 filed on July 31, 2013 and incorporated herein by reference)

10.4	Form of Restricted Stock Agreement under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Registration Statement on Form S-8 filed on July 31, 2013 and incorporated herein by reference)

Exhibit Number	Document

10.5	Form of Restricted Stock Unit Agreement under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated herein by reference)

10.6	Form of Restricted Stock Unit Agreement for Employee Equity Ownership Program under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated herein by reference)

10.7	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and incorporated herein by reference)

10.8	Form of Restricted Stock Agreement for Non-Employee Directors under the 2013 Omnibus Incentive Plan (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and incorporated herein by reference)

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Exhibit 5).

23.2	Consent of KPMG LLP

23.3	Consent of Crowe Horwath LLP

23.4	Consent of Vavrinek, Trine, Day & Co., LLP

23.5	Consent of McGladrey LLP

24	Power of Attorney (contained on signature page).